                                            Exhibit 77(d)(A)
          Morgan Stanley Select Dimensions Investment Series
                            American Opportunities Portfolio

     Effective September 15, 2005, the Morgan Stanley Select
Dimensions    Investment   Series   American   Opportunities
Portfolio may invest up to 20% of its net assets in  foreign securities  which  may  include emerging  market  securities classified  as  American Depositary Receipts (ADRs),  Global
Depositary  Receipts  (GDRs),  American  Depositary   Shares
(ADSs), Global Depositary Shares (GDSs), foreign U.S. dollar-
denominated  securities that are traded on a U.S.  exchange, or local shares of emerging market countries.